SEVERANCE AND RELEASE AGREEMENT

         This Severance and Release Agreement (this "Agreement") is made and entered into as of the 31st day of January, 2001 (the "Effective Date") by and between RICHARD A. LANGEVIN ("Executive") and AUTHORISZOR INC. ("Employer" or the "Company")(the term Employer shall include any parent, affiliate, or subsidiary companies) (the signatories to this Agreement will be referred to collectively as the "Parties" and individually as a "Party") as follows:

         WHEREAS, Employer employed Executive as its Chief Executive Officer from January 1, 2000 to January 31, 2001; and

         WHEREAS, Executive and Employer desire to amicably sever the employment relationship that has existed between them; and

         WHEREAS, in consideration of the services rendered by Executive and the additional undertakings provided for herein, Employer has agreed to compensate Executive by providing the severance compensation described in this Agreement; and

         WHEREAS, both parties have read and understand the terms and provisions of this Agreement, and both parties desire and intend to be bound by the terms and provisions of this Agreement.

         NOW,  THEREFORE,  in consideration of the covenants and mutual promises
and  agreements  herein  contained,   and  other  valuable  consideration,   the
sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. Release and Waiver Agreement/Claims Covered by Agreement. Executive acknowledges and understands that this Agreement is a release and waiver contract, and that this document is legally binding. Executive and Employer understand that by signing this Agreement, each party is agreeing to all of the provisions set forth in the Agreement, and has read and understood each provision. Executive and Employer acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the date that this Agreement is executed.

         2. Termination of Employment. Executive and Employer acknowledge that the effective date of the termination of Executive's employment with Employer shall be January 31, 2001. Executive shall submit a separate letter of resignation, in the form evidenced by Attachment "1" hereto, at the time that payment pursuant to Section 3(A)(1) is received by the Executive. By such letter, Executive shall resign both from his position as President, Chief Executive Officer and Interim Chief Financial Officer, as well as his position on the Company's Board of Directors, including but not limited to Authoriszor Inc., Authoriszor U.S. Corporation, Authoriszor Holdings Corporation, and Authoriszor Holdings Limited. In the event the Agreement is signed by all parties hereto prior to the effective date of termination, Executive acknowledges that during the period after such execution and prior to the effective date of termination Executive's successors in office shall have the power and authority to carry out and execute the duties of such offices; provided however, that such power and authority shall cease to exist if Employer breaches its obligations under Section 3(a)(1) hereof.

          3. Severance Compensation.

          A. In exchange for the consideration provided by Executive in this Agreement, including, without limitation, the consideration provided for in Sections 5, 6, and 7, Employer agrees to pay to Executive the following:

          1.        By the close of business on January 31, 2001:

                    a. Compensation in the amount of Nineteen Thousand Seven Hundred Ninety-one Dollars and Sixty-seven Cents ($19,791.67), minus applicable withholdings for federal and state income tax, FICA, and any other withholdings required by federal, state, or local law, which payment reflects compensation earned but unpaid through January 31, 2001, as well as one month's prorated bonus.

                    b. Additional severance payment, in lump sum, in the amount of Four Hundred Fifty Thousand Dollars and No Cents ($450,000.00), minus applicable withholdings for federal and state income tax, FICA, and any other withholdings required by federal, state, or local law. Federal income tax withholdings shall be made at the supplemental income rate of twenty-eight percent (28%). Executive agrees to indemnify and hold harmless
                              Employer if any federal, state, or local government authority seeks payment of additional taxes, costs, assessment, penalties, damages, fees, or other losses from Employer in connection with this payment to Executive.

                    c. Additional payment in an amount equal to four (4) weeks of vacation time, which amount Employer and Executive stipulate equals the sum of Twenty-Three Thousand Nine Hundred Fifty-Eight Dollars and No Cents ($23,958.00), minus applicable withholdings for federal and state income tax, FICA, and any other withholdings required by federal, state, or local law.

                    d. Additional payment in the amount of Thirty-one Thousand Two Hundred Fifty Dollars and No Cents ($31,250.00), minus applicable withholdings for federal and state income tax, FICA, and any other withholdings required by federal, state, or local law, such payment representing Executive's October to December bonus for the year 2000.

          2. On January 31, 2002, payment in the amount of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00), minus applicable withholding for federal and state income tax, FICA, and any other withholdings required by federal, state or local law. Federal income tax withholdings shall be made at the supplemental income rate of twenty-eight percent (28%). Executive agrees to indemnify and hold harmless
                    Employer if any federal, state, or local government authority seeks payment of additional taxes, costs, assessments, penalties, damages, fees or other losses from Employer in connection with this payment to Executive. Such payment shall be conditioned upon Executive's compliance in all material respects with this Agreement, and shall not be made if Executive has revoked his releases and waivers under the Age Discrimination in Employment Act pursuant to Section 4(C) of this Agreement. With respect to this payment, on January 31, 2001, Employer shall place Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) in an interest bearing escrow account, and shall release such funds to Executive before close of banking day on January 31, 2002. Any interest earned on the money deposited in escrow shall be retained by Employer.

          3. With respect to group medical coverage which Executive elects to reinstate and continue in accordance with the terms of the Employer's medical plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ("COBRA"), Employer agrees to pay on behalf the Executive the applicable premium which is required to reinstate and continue such group medical coverage, but only to the extent such coverage was in effect on the date immediately prior to the Executive's severance date. Such premium payments by the Employer shall continue until the earlier of the following:

                    a. the first date that the Executive becomes eligible for medical coverage under any other group medical plan;

                    b. the date the Executive elects to discontinue medical coverage for himself and his dependents;

                    c. the first date that the Executive is no longer otherwise eligible for coverage under COBRA, as determined by the Employer; and

                    d. the first anniversary of the employee's severance date.

                               Employee shall be required to provide written notice of the events described in (a) or (b) above to the Employer within five (5) days of the occurrence of such an event.

                               Once the Employer's obligation to pay the applicable COBRA premiums on behalf of the Executive ceases, Executive may continue COBRA coverage for the remainder of the statutory period by paying all applicable premiums in accordance with COBRA and by otherwise satisfying all terms and conditions required to qualify for COBRA continuation coverage.

                               Nothing in this Agreement shall be construed as granting the Executive any additional rights or extensions of continuation coverage not otherwise provided by COBRA. Consequently, Employer will have no obligation to pay COBRA premiums pursuant to this Agreement once Employer determines that Executive is no longer eligible for COBRA coverage.

          B. In exchange for the consideration provided by Executive in this Agreement, including, without limitation, the consideration provided for in Sections 5, 6, and 7, Employer further agrees to enter into a stock option agreement, in the form attached hereto as Attachment "2," to provide Executive with the option to purchase a cumulative total of 200,000 shares of the Company's common stock, $.01 par value (the "Company Common Stock") exercisable in increments of (i) 100,000 shares exercisable on or after January 31, 2001, and (ii) 100,000 shares exercisable on or after January 31, 2002, all at an exercise price of $6.75 per share, upon execution of this Agreement. This Agreement shall not affect Executive's rights to the 200,000 share options granted under previous stock option agreements and which are vested as of the date of the execution of this Agreement. Any stock option agreements under which Executive is not vested as of the date of this Agreement are, by agreement with the parties, hereby rescinded and declared null and void.

          C. In exchange for the consideration provided by Executive in Sections 5, 6, and 7, Employer agrees to permit Executive to utilize, at his own expense (if any) the firm of Heidrick & Struggles International, Inc. to assist Executive in obtaining new employment.

          D. Executive acknowledges and agrees that the payment of monies and provisions of benefits hereunder, if any, constitute monies and benefits to which Executive was not previously entitled and, further, that the payment of monies and provision of benefits hereunder, if any, constitute fair and adequate consideration for the execution of this Agreement.

          4.        Consultation  with  Attorney,  Review Period and  Revocation
                    Period.

          A. Executive acknowledges that Employer has advised him of his right and opportunity to consult with an attorney concerning the meaning, import, and legal significance of this Agreement.

          B. Executive acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider, review and reflect upon the terms of this Agreement.

          C. Executive acknowledges and understands that he shall have seven (7) days following the execution of this Agreement in which to revoke his releases and waivers in this Agreement under the Age Discrimination in Employment Act after he signs it; any amounts payable under Section 3(A)(2) of this Agreement shall be paid no sooner than the expiration of seven (7) days after Executive signs it. Any revocation under this Section shall not affect the enforceability of any other provision of this Agreement, and all other provisions, releases, waivers, and payments hereunder shall remain enforceable.

          5. Release and Waiver by Executive.

          A. For and in consideration of the severance compensation referenced above, as well as the covenants and/or promises contained herein, the receipt and sufficiency of which are hereby acknowledged, Executive, on behalf of himself and his family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges Employer, along with its former and present parent, subsidiary, and/or affiliate companies, along with its predecessors, successors and/or assigns, if any, as well as Employer's officers, administrators, directors, shareholders, investors, general or limited partners, representatives, agents, Executives and/or attorneys, if any, jointly and severally (collectively, the "Employer Released Parties"), from any and all claims, demands, actions, liabilities, obligations and/or causes of action of whatever kind or character, whether known or unknown, which Executive has or might claim to have against the Employer Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys' fees and/or liability or other detriment, if any, whatsoever and whenever incurred or suffered by Executive arising out of, relating to, or in connection with any transaction, action, inaction, omission, or event which occurred or failed to occur prior to the execution of this Agreement, including, without limitation:

          (i) any claim relating to breach of oral or written employment contract, including, without limitation, any claim for breach of the Executive Employment Agreement between Executive and Employer, dated January 1, 2000;

          (ii) any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss. 2000 et. seq.; The Civil Rights Act of 1866, 42 U.S.C. ss. 1981; The Civil Rights Act of 1991, 42 U.S.C.ss. 1981a; Age Discrimination in Employment Act, 29 U.S.C.ss. 621 et. seq.; Americans With Disabilities Act, 42 U.S.C.ss. 12101 et. seq.; Fair Labor Standards Act, 29 U.S.C.ss. 201, et. seq.; Employee Retirement Income Security Act, 29 U.S.C.ss. 1000 et. seq.; Family and Medical Leave Act, 29 U.S.C.ss. 2601, et. seq.; or any other statute prohibiting discrimination in employment under any federal law or the law of any state; or

          (iii) claims for unpaid or withheld wages, bonuses, benefits, commissions, or profit-sharing, wrongful discharge or termination, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, negligent hiring, negligent retention, defamation, invasion of privacy, slander, or intentional infliction of emotional distress.

          B. Executive and Employer acknowledge and agree that the release set forth in Section 5(A) does not include any claims Executive may have against Employer for its failure to comply with or breach of any provision in this Agreement.

          6. Provisions Specific to Executive Employment Agreement dated January 1, 2000.

          A. Executive agrees that he is still bound by the obligations and covenants contained in Paragraphs 14 through 23 of the Executive Employment Agreement regarding non-disclosure of confidential information, non-competition, and non-interference. Such Paragraphs are incorporated herein by reference as if set forth in full. Executive expressly agrees that he has been provided good and valuable consideration for such obligations and covenants.

          B. Executive and Employer mutually release one another from all other obligations contained in the Executive Employment Agreement.

          7. Return of Company Property. Executive acknowledges that all non-public memoranda, notes, records, reports, manuals, handbooks, drawings, blueprints, books, papers, letters, formulas, client and customer lists, contracts, software programs, instruction books, catalogs, information and records, lines of code, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other sales information and aids relating to Employers business, and any and all other documents containing Proprietary Information (as defined below) furnished to Executive by any representative of Employer or otherwise acquired or developed by Executive in connection with his employment with Employer (collectively, "Recipient Materials") shall at all times be the property of Employer. By January 31, 2001, Executive shall return to Employer his Company-owned vehicle and shall received from Employer a release in the form set forth in Attachment "3" hereto signed by Employer's representative, as well as any Recipient Materials that are in his possession, custody or control, including Recipient Materials retained by Executive in his office or automobile or at his home. If any such information, documentation, or material is stored on the Executive's personal computer or disk drive, this fact should be disclosed to Employer within twenty-four (24) hours of signing this Agreement so that an appropriate course of action may be taken. Executive shall also return to the Employer his building and office access cards and keys.

          8. Executive Cooperation. Executive agrees, both prior to and subsequent to the execution of this Agreement, to comply with all reasonable requests to provide information to Employer regarding matters relating to his employment by Employer, or concerning which Executive would have particularized knowledge, including, without limitation, assisting Employer in responding to any inquiries, investigations, requests for information, or subpoenas by any federal, state, or local government agency (further including, without limitation, the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.).

          9. Employment Inquiries. Employer agrees that Employer's Officers and Senior Management shall be instructed that any and all inquiries by prospective employers and their representatives concerning Executive's employment shall be referred to Raymond Seitz.

          10. Eligibility for Rehire. Executive acknowledges and agrees that, by signing this Agreement, he is voluntarily giving up any right he may have to maintain an association or employment with the current Employer or any affiliate or subsidiary of Employer. Executive further agrees not to seek an association or employment with, or to submit an application to, the current Employer or any current affiliate or subsidiary of Employer at any time in the future. Executive further agrees that this Agreement shall act as a complete bar to his entitlement to any legal, equitable or administrative relief based upon any such denial of employment.

          11. Choice of Law and Venue. The Parties agree that the Agreement shall be performed in Massachusetts, and that the laws of the Commonwealth of Massachusetts shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement or any document executed in connection herewith, or any action arising out of the employment relationship between Employer and Executive, including an action concerning compensation, shall be in the state or federal courts of the Commonwealth of Massachusetts.

          12. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements, if any, among or between the Parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties that are not fully expressed or incorporated by reference herein.

          13. Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties. In the event that either party is required to notify the other in this matter, the contact person for such notification is as follows:

         Employer:                                            Copy to:

         Lehman Brothers International             Jenkens & Gilchrist, P.C.
         One Broadgate                             1445 Ross Avenue, Suite 3200
         London EC2M 7HA                           Dallas, Texas 75202
         Attn:  Mr. Raymond Seitz                  Attn:  Mr. Mark Wigder

         Tel: (011) 44-207-260-2939                Tel: (214) 855-4326
         Fax: (011) 44-207-260-2877                Fax: (214) 855-4300
         Email:  Rseitz@lehman.com                 Email: mwigder@jenkens.com

         Executive:                                Copy to:

         Richard A. Langevin                       Epstein Becker & Green, P.C.
         1 Justin Road                             75 State Street
         Natick, MA 01760-5565                     Boston, MA 01209
                                                   Attn: Mr. Barry Guryan

         Tel: (508) 650-3916                       Tel: (617) 342-4000
         Fax: (508) 655-7534                       Fax: (617) 342-4001
         Email: RALangevin@aol.com                 Email: Bguryan@ebglaw.com

          14. Severability. The Parties acknowledge and understand that, if any term of this Agreement shall be determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

          15. Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, Executives, principals, partners, whether limited or general, and assigns, if any. Each of the Parties represents and warrants that he or it has the authority to act on his or its behalf and to bind him or it to this Agreement.

          16. Disputes Relating to Agreement. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys' fees incurred in connection with such dispute and litigation. In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

          17. Free Will. Executive and Employer acknowledge that each has had an opportunity to consult with his or its respective attorneys or advisors concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their signatures hereto, and are voluntarily executing same after advice of counsel or advisors for the purposes and consideration herein expressed.

          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date set forth above.

EXECUTIVE:
                                         /s/ Richard A. Langevin
Date:  January 29, 2001                 ---------------------------------------
      ---------------------             Printed Name: RICHARD A. LANGEVIN



AUTHORISZOR INC.:

Date:  January 29, 2001                 By:  /s/ James L. Jackson
     -------------------------------       ------------------------------------
                                           Printed Name: James L. Jackson
                                                        -----------------------
                                           Title: Vice President and Secretary
                                                 ------------------------------

                                                                 Attachment "1"

                               Richard A. Langevin
                                  1 Justin Road
                        Natick, Massachusetts 01760-5565
         Home Off:    (508) 650-3916            Res: (508) 655-7534
         Cell Phone:  (508) 397-0197            E-mail: RALangevin@aol.com
-------------------------------------------------------------------------------


January 31, 2001


Board of Directors
Authoriszor Inc.
One Van de Graaff Drive
Suite 502
Burlington, MA  01803-5188

Dear Board of Directors:

In accordance with our recent discussions, I hereby submit and request that the Board of Directors accept this as my Letter of Resignation as President, Chief Executive Officer, and Interim Chief Financial Officer of Authoriszor Inc. In addition, I request that the Board of Directors also accept my resignation as a Director from all of Authoriszor Inc.'s affiliate and subsidiary companies including Authoriszor Holdings Limited, Authoriszor U.S. Corporation, and Authoriszor U.S. Holdings Corporation.

These resignations are effective as of January 31, 2001.

I would like to thank the Board and the Company for its support during my employment with Authoriszor Inc., and wish the Board and the Company success in its future.

Thank you.

Yours truly,



/s/ Richard A. Langevin
-----------------------
Richard A. Langevin

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                 Attachment "3"

January 30, 2001

Mr. Richard A. Langevin
1 Justin Road
Natick, MA  01760-5565

Re:  Confirmation and Release

Dear Mr. Langevin:

This letter is to confirm that Richard A. Langevin has returned possession of the 2000 Mercedes S500 company car to me as the authorised Authoriszor Inc. representative designated by the Board of Directors to receive this car on behalf of the Company.

Effective immediately, Authoriszor Inc. assumes all responsibility and liability for this vehicle and hereby relieves Richard A. Langevin of any obligation or responsibility for this vehicle. By February 15, 2001 Authoriszor Inc. will formally confirm to Richard A. Langevin that this vehicle's Leasing company and Insurance company have been formally notified to remove Richard A. Langevin as the individual responsible for this vehicle.


Authoriszor Inc.

/s/ David Fraser                             David Fraser
-------------------------                   -------------------------
Signature                                   Printed Name


January 30, 2001
-------------------------
Date

cc:      Don Box
         Mark Wigder